Filed Pursuant to Rule 424(b)(3)

Registration Statement Nos. 333-270004 and 333-270004-01

Amendment No. 1 to the Pricing Supplement dated September 3, 2025 the Prospectus and Prospectus Supplement, each dated April 13, 2023, the Product Supplement No. 4-I dated April 13, 2023 and the Prospectus Addendum dated June 3, 2024

JPMorgan Chase Financial Company LLC

Medium-Term Notes, Series A
Digital Equity Notes due 2026

(Linked to the Class A Common Stock of Coinbase Global, Inc.)

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

As described in the pricing supplement dated September 3, 2025 related to the notes referred to above with the CUSIP and ISIN referred to below (the “pricing supplement”), the initial underlier level is the lowest closing level of the underlier during the observation period, which ended on October 3, 2025. Accordingly, the initial underlier level has been determined and is as follows:

Initial underlier level: the lowest closing level of the underlier during the observation period, which was $299.07 (the closing level of the underlier on September 5, 2025)

CUSIP no.: 48136GNX4

ISIN no.: US48136GNX42

Your investment in the notes involves certain risks, including, among other things, our credit risk. See “Risk Factors” on page S-2 of the accompanying prospectus supplement, Annex A to the accompanying prospectus addendum, “Risk Factors” on page PS-11 of the accompanying product supplement and “Selected Risk Factors” on page PS-12 of the pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this amendment, the pricing supplement, the accompanying product supplement, the accompanying prospectus supplement, the accompanying prospectus or the accompanying prospectus addendum. Any representation to the contrary is a criminal offense.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

You should read this amendment together with the pricing supplement and the accompanying product supplement, prospectus supplement, prospectus and prospectus addendum, each of which can be accessed via the hyperlinks below.

•	Pricing Supplement dated September 3, 2025:

http://www.sec.gov/Archives/edgar/data/19617/000121390025084873/ea0256205-01_424b2.htm

•	Product supplement no. 4-I dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000121390023029539/ea152803_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 13, 2023:

http://www.sec.gov/Archives/edgar/data/19617/000095010323005751/crt_dp192097-424b2.pdf

●	Prospectus addendum dated June 3, 2024:

http://www.sec.gov/Archives/edgar/data/1665650/000095010324007599/dp211753_424b3.htm

Amendment No. 1 dated October 17, 2025